Exhibit 99.1

Thomas Properties Group Adds Paul Rutter as Executive Vice President and General Counsel

LOS ANGELES — Thomas Properties Group, Inc. (NASDAQ: TPGI) announced today that Paul S. Rutter has joined the company as Executive Vice President and General Counsel. A seasoned real estate attorney, Mr. Rutter’s experience has included a wide range of commercial real estate and business transactions.

“Paul has represented and worked closely with TPGI and its predecessor entities for more than two decades,” said Jim Thomas, Chairman and CEO. “His talents will be valuable to our company in all aspects of the business.”

Mr. Rutter cofounded Gilchrist & Rutter Professional Corporation, a real estate law firm in Los Angeles in 1983 and served as Managing Shareholder until 2006. His practice included negotiating, structuring and documenting transactions in commercial real estate development, financing, leasing, acquisition and disposition. In 2006, he became Executive Vice President, Major Transactions, at Maguire Properties, where he served until June, 2008.

Along with representing publicly-held and private companies, Mr. Rutter also has worked with the public sector. He currently serves as counsel to the Grand Avenue Committee, a public/private partnership responsible for a major mixed-use development and a new Civic Park in downtown Los Angeles.

Mr. Rutter received his J.D. (Order of the Coif) from the University of California, Los Angeles School of Law, where he served as Topic and Comment Editor for the Law Review. He earned his A.B. magna cum laude from the University of California, Los Angeles, received Dean’s List honors, and was Pi Gamma Mu and Phi Beta Kappa.

He is admitted to the bar of the State of California, the U.S. Tax Court, U.S. Supreme Court, and U.S. Court of Federal Appeals. He is a member of the Los Angeles County, Beverly Hills and Santa Monica Bar Associations and is active in the Urban Land Institute. Mr. Rutter is widely published and is a frequent speaker at legal and real estate meetings.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Influence Future Results of Operations” in our 10-K for the year ended December 31, 2007, and contained in our reports on Form 10-Q for fiscal quarters during 2008, which have been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas Properties Group
Media contact
Karen Diehl, 310-396-2400
Investor relations contact
Diana Laing, Chief Financial Officer
213-613-1900

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